Exhibit (d)(1)(iv)

Revised Schedule A to

Investment Management Agreement

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
Allianz RCM Global Water Fund	0.95%	03/31/08
Allianz RCM Global EcoTrendsSM Fund	1.00%	03/31/08
Allianz NACM Global Equity 130/30 Fund	1.10%	07/15/08
Allianz RCM All Horizons Fund	0.95%	07/15/08
Allianz RCM Disciplined Equity Fund	0.70%	07/15/08
Allianz RCM International Opportunities Fund	0.85%	07/15/08
Allianz NACM International Growth Fund	0.85%	12/17/08
Allianz Global Investors Solutions Retirement Income Fund	0.75%	12/17/08
Allianz Global Investors Solutions 2015 Fund	0.80%	12/17/08
Allianz Global Investors Solutions 2020 Fund	0.80%	12/17/08
Allianz Global Investors Solutions 2030 Fund	0.85%	12/17/08
Allianz Global Investors Solutions 2040 Fund	0.85%	12/17/08
Allianz Global Investors Solutions 2050 Fund	0.85%	12/17/08
Allianz Global Investors Solutions Core Allocation Fund	0.85%	4/20/09
Allianz Global Investors Solutions Growth Allocation Fund	0.85%	4/20/09
Allianz NFJ Global Dividend Value Fund	0.85%	5/27//09

[Signature page follows]

Schedule A to Investment Management Agreement

IN WITNESS WHEREOF, ALLIANZ FUNDS MULTI-STRATEGY TRUST and ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC have each caused this Schedule A to the Investment Management Agreement to be signed in its behalf by its duly authorized representative, on this 20th day of April, 2009.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Executive Vice President

Schedule A to Investment Management Agreement – Signature Page